Exhibit 99.1

Abiomed Announces Update on 510(k) Clearance Process for Impella 2.5 Circulatory Support Device

DANVERS, Mass.--(BUSINESS WIRE)--Abiomed, Inc. (NASDAQ: ABMD) today announced an update on the 510(k) clearance process related to its Impella® 2.5 circulatory support device.

While there are no guarantees, the Company remains confident that the Impella 2.5 device is on the substantially equivalent (SE) path based on informal feedback from the U.S. Food and Drug Administration (FDA). Abiomed is currently in an interactive review with the FDA on bench testing results of the Impella 2.5, the remaining area of concern. The Company does not anticipate additional bench testing studies at this time, but remains prepared to answer any questions from the FDA during the ongoing discussions.

Abiomed believes that the review of the bench testing results will not be completed by the FDA before March 31, 2008, as originally estimated by the Company in November 2006. This estimate was a Company forecast and not an FDA timeline or deadline. Abiomed now estimates that the review of the bench testing results by the FDA will be completed some time during the quarter ending June 30, 2008.

"While we had hoped this would be completed before the end of our fiscal year, we remain confident that we are on a 510(k) clearance path for the Impella 2.5," stated Michael R. Minogue, Chairman, President and CEO of Abiomed.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the risk factors contained in the Company’s Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

CONTACT:
Abiomed, Inc.
Daniel J. Sutherby, 978-777-5410
Chief Financial Officer
ir@abiomed.com
or
For Abiomed, Inc.
Brodeur
Heather Nevers, 617-587-2814
Media Relations
hnevers@brodeur.com